Morgan Stanley Special Growth Fund
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Pandora Media Inc.
Purchase/Trade Date:	6/14/2011
Size of Offering/shares: 14,684,000 shares
Offering Price of Shares: $16.000
Amount of Shares Purchased by Fund:  10,491 shares
Percentage of Offering Purchased by Fund: 0.071
Percentage of Funds Total Assets: 0.40
Brokers: Morgan Stanley, JP Morgan, Citi, William Blair & Company, Stifel Nicolaus Weisel, Wells Fargo Securities
Purchased from: JP Morgan

Securities Purchased:	Dunkin' Brands Group Inc.
Purchase/Trade Date:	7/27/2011
Size of Offering/shares: 22,250,000 shares
Offering Price of Shares: $19.00
Amount of Shares Purchased by Fund:  857 shares
Percentage of Offering Purchased by Fund: 0.004%
Percentage of Funds Total Assets:
Brokers: JPMorgan, Barclays Capital, Morgan Stanley, Goldman, Sachs & Co., Bair, William Blair & Company, Raymond James, Moelis & Company, Wells Fargo Securities, Stifel Nicolaus Weisel, SMBC Nikko, Ramirez & Co., Inc., The Williams Capital Group, L.P. Purchased from: Barclays Capital